Exhibit 99.1

FOR IMMEDIATE RELEASE

Press Release

Company Contact:

Judy A.E. Dale

Vice President, Marketing Communications and

Investor Relations

Credence Systems Corporation

Phone: 408-635-4309

FAX: 408-635-4986

E-mail: judy_dale@credence.com

Credence Appoints Industry Veteran as New Executive

Chairman to Board of Directors

Milpitas, California, December 12, 2005 –– Credence Systems Corporation (Nasdaq: CMOS), a leading provider of test solutions from design to production for the worldwide semiconductor industry, today announced that Dave House, a forty-year veteran of the computing, communication and semiconductor industries, with twenty-two years in management positions at Intel Corporation, has been appointed as executive chairman of Credence’s board of directors, effective December 9, 2005. House succeeds Dr. Graham Siddall, who retired as executive chairman on October 31, 2005.

“Credence is very fortunate to have recruited a talent like Dave House for our next executive chairman,” said Dave Ranhoff, president and chief executive officer of Credence Systems Corporation. “Dave is an experienced corporate leader, who has served as CEO and chairman, or executive chairman, of three other high tech companies before joining Credence. In addition, during his tenure at Intel, he oversaw the growth of its microprocessor business from $40 million in annual revenue to approximately $4 billion per year — a truly impressive track record. His rich technology expertise and seasoned leadership will serve us well as we design the ATE systems needed to develop and manufacture the next-generation devices for communication and computing applications.”

“I am delighted at the opportunity to join Credence as executive chairman,” said Dave House. “I believe the Company is strongly positioned with a diverse portfolio of leading-edge ATE systems and a complete suite of debug and characterization tools. I look forward to working with Dave Ranhoff and the management team as Credence develops next-generation solutions to support our customers’ emerging needs.”

Most recently House served as executive chairman of Brocade Communication Systems, a position he held from January 2004 until his recent transition to a non executive chairman role. From January 2001 until March 2003, he was chairman and CEO of Allegro Networks. Beginning in 1996, House served as chairman and CEO of Bay Networks, negotiating its merger with Nortel. He became president of Nortel Networks after the merger was completed in 1998.

House was a member of the Intel team from 1974 to 1996. In 1978, he became general manager of its Microcomputer Components Division. During the next thirteen years, he oversaw the development of Intel’s leading microprocessor lines, including the Pentium processor, as well as managing the highly successful “Intel Inside” marketing program. In 1994, he launched Intel’s Server Products Division, which has captured a dominant share of the server market.

Prior to joining Intel, House served in engineering and management positions at Microdata, Honeywell and Raytheon. He holds a bachelor’s of science degree in electrical engineering from Michigan Technological University and a master’s of science degree in electrical engineering from Northeastern University, Boston, Massachusetts.

About Credence

Credence Systems Corporation (Nasdaq: CMOS) is an industry leading provider of debug, characterization and ATE solutions for the global semiconductor industry. With a commitment to applying innovative technology to lower the cost-of-test, Credence delivers competitive cost and performance advantages to integrated device manufacturers (IDMs), wafer foundries, outsource assembly and test (OSAT) suppliers and fabless chip companies worldwide. A global, ISO 9001-certified company with a presence in 20 countries, Credence is headquartered in Milpitas, California. More information is available at http://www.credence.com.

Credence is a registered trademark and Credence Systems is a trademark of Credence Systems Corporation. Other trademarks that may be mentioned in this release are the intellectual property of their respective owners.